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                                  EXHIBIT 12.1

                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)



                                                              YEAR ENDED DECEMBER 31,
                                                 1996       1997        1998       1999       2000
                                                ------    -------     -------    -------    -------
Earnings:
Income (loss) before income taxes               $1,593    $(3,367)    $ 6,334    $20,151    $47,499
Fixed Charges per below                            880      2,609       5,420     12,142     29,453
Less:  Capitalized interest per below               --         --          --         --          8
Current period amortization of interest
  capitalized in prior periods                      --         --          --         --         --
                                                ------    -------     -------    -------    -------
Total Earnings                                  $2,473    $  (758)    $11,754    $32,293    $76,944
                                                ======    =======     =======    =======    =======

Fixed Charges and Preferred Stock Dividends:
Interest expense                                $  834    $ 1,957     $ 3,458    $11,531    $28,705
Capitalized interest                                --         --          --         --          8
Interest portion of rent expense                    46         63         197        611        740
Preferred dividend requirements                     --        589       1,765         --         --
                                                ------    -------     -------    -------    -------
Total Fixed Charges and Preferred Stock         $  880    $ 2,609     $ 5,420    $12,142    $29,453
Dividends
                                                ======    =======     =======    =======    =======

Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                    3.3         --         2.2        2.7        2.6
                                                ======    =======     =======    =======    =======

Dollar Amount of Deficiency Below 1.0              N/A    $ 3,367         N/A        N/A        N/A
                                                ======    =======     =======    =======    =======